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                                                              Exhibit 99(d)(2)


April 27, 1999


Warburg Pincus & Company, Inc.
466 Lexington Avenue
11th Floor
New York, NY  10017
Attn:  Joel Ackerman, Managing Director

Gentlemen:

We understand that Warburg Pincus & Company, Inc. (hereinafter referred to as "you" or "your") may be interested in pursuing a transaction with Centennial HealthCare Corporation (the "Company") on a mutually agreeable basis which may involve the purchase of all or substantially all of the stock or the assets of the Company in a tax reorganization or otherwise (the "Transaction"). In connection with your possible interest in the Transaction, you have requested that we furnish you with certain financial, marketing, organizational, technical and other information related to the Company (herein collectively referred to as the "Confidential Information"). Confidential Information includes not only written information but also information transferred orally, electronically or by any other means. In consideration of our furnishing you with the Confidential Information, and as a condition to such disclosure, you agree as follows:

1. The Confidential Information will be used by you solely for the purpose of your evaluation of the desirability of entering into a Transaction, and for no other purpose.

2. You will keep all Confidential Information secret and confidential and will not disclose to anyone except to your managing members and a limited group of your own employees and directors who are actually engaged in the evaluation referred to above. You may also disclose it to your outside professional advisors similarly engaged. Each person to whom such Confidential Information is disclosed must be advised of its confidential nature and of the terms of this Agreement and (unless already bound by obligations of confidentiality) must agree to abide by such terms. The fact that such information has been delivered to you, that the Transaction is under consideration by you, and that discussions or negotiations have occurred or are occurring regarding the Transaction are considered Confidential Information for purposes of this Agreement.


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Warburg Pincus & Company, Inc.
April 27, 1999
Page 2


3. Upon written notice from the Company to you at any time (i) you will either destroy or return to the Company the Confidential Information which is in tangible form, including any copies which you may have made, and you will destroy all abstracts, summaries thereof or references thereto in your documents, and certify to us that you have done so, and (ii) neither you nor your managing members, directors, employees, agents or representative will use any of the Confidential Information with respect to, or in furtherance of, your business, any of their respective businesses, or in the business of anyone else, whether or not in competition with the Company, or for any other purpose whatsoever.

4. Confidential Information does not include any information which (i) is already in your possession, provided such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company; or (ii) becomes generally available to the public other than as a result of a disclosure by you or your officers, employees, agents or advisors; or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

5. You understand that we have endeavored to include in the Confidential Information those materials that we believe to be reliable and relevant for the purpose of your evaluation, but you acknowledge that the Company nor any of its agents, representatives, accountants, attorneys or employees make any representation or warranty as to the accuracy or completeness of the Confidential Information and you agree that such persons shall have no liability to you or any of your representatives resulting from any use of the Confidential Information.

6. In the event that you or anyone to whom you transmit the Confidential Information pursuant to this Agreement becomes legally required to disclose any of the Confidential Information, you will provide the Company with prompt notice so that the Company may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the Company is unable to obtain such protective order or other appropriate remedy, you will furnish only that portion of the Confidential Information which you are advised by an opinion of counsel is legally required and you will exercise your reasonable efforts to obtain assurance that confidential information will be accorded the Confidential Information so disclosed.

7. Without the prior written consent of the Board of Directors of the Company, you will not, for a period of two (2) years (i) acquire, or agree to acquire, or cause or encourage any other person to acquire any voting securities of the Company in excess of two percent (2%) of what you or your affiliated investment entities currently own, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of


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Warburg Pincus & Company, Inc.
April 27, 1999
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         the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, other than to vote the current securities that you or your affiliates own on routine business matters, (iii) form, join or in any way participate, or cause or encourage any other person so to do, in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended with respect to any voting securities of the Company, or (iv) otherwise act, alone or in concert with others, or cause or encourage any other person so to do, to seek control or the management, board of directors or policies of the Company.

8. Without the prior written consent of the Company, you agree not to contact any employee of the Company concerning your interest in the Transaction.

9. In consideration of the Confidential Information being furnished to you, you hereby agree that, without the prior written consent of the Company, for a period of two (2) years from the date hereof, you will not solicit for employment, or cause or encourage any other person to solicit for employment, any of the current officers or employees of the Company.

10. You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you, or your managing members, employees, directors or representatives, and that the Company, its agents and representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. You further agree that no failure or delay by the Company, its agents or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

11. Nothing in this Agreement shall impose any obligations upon you or us to consummate the Transaction or to enter into any discussions or negotiations with respect thereto.

12.      This Agreement shall be governed by the laws of the State of Georgia.

We acknowledge that you have notified the Company that one of your affiliated entities is a registered broker-dealer and another affiliated entity is a registered investment adviser. In addition, there are certain Registered Investment Companies that may be deemed affiliates. The aforementioned entities are herein referred to as the "Affiliated Entities. You have taken appropriate steps and will continue to take steps to assure that you will not make the Confidential Information available to the Affiliated Entities. The arrangements provided in this letter agreement are subject to the following:

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Warburg Pincus & Company, Inc.
April 27, 1999
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1.       During the Confidentiality Period (as defined below), (I) the
         Affiliated Entities will not solicit, advise upon, or recommend any transaction in the Company's securities; and (ii) the Affiliated Entities will be permitted to execute for their clients unsolicited orders and transactions in the Company's securities.

2. After the Confidentiality Period, the Affiliated Entities will be permitted to transact their respective businesses, including the rendering of advisory services, which may include analyses of the Company, and engaging in any transaction in the Company's securities, without restrictions imposed in this letter agreement.

3. As used in this letter agreement, the "Confidentiality Period" shall mean the period until our discussions and negotiations are concluded or terminate, or until all of the Confidential Information otherwise becomes public, whichever first occurs.

We further acknowledge that you have advised the Company that you have made investments in portfolio entities as the result of which such entities may be deemed to be affiliated or associated with us and certain of your directors and advisors are not employees of you and represent large institutions over which you have no control. You have taken appropriate steps and will continue to take appropriate steps to insure that you do not make the Confidential Information available to such persons or entities. Notwithstanding anything to the contrary contained in this letter agreement, this letter agreement shall not apply to the foregoing persons or entities.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute our agreement with respect to the subject matter of this letter as of the date first above written.


                                  Sincerely,

                                  Centennial HealthCare Corporation

                                  By:    /s/ J. Stephen Eaton
                                        ------------------------------
                                  Title: President and Chief Executive
                                         Officer
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AGREED AND ACCEPTED

Warburg Pincus & Company, Inc.

By:    /s/ Joel Adlerman
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Title: Managing Director
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